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                                                                   EXHIBIT 5.1

                                                              November 5, 2001



Messer Griesheim Holding AG
Frankfurt Airport Center 1, C9
60547 Frankfurt am Main
Germany

         RE: OFFER TO EXCHANGE UP TO E550,000,000 AGGREGATE PRINCIPAL AMOUNT OF 10.375% SENIOR NOTES DUE 2011

Ladies and Gentlemen:

         We have acted as your special United States counsel in connection with the filing by Messer Griesheim Holding AG (the "COMPANY") of a registration statement on Form F-4 (the "REGISTRATION STATEMENT") with the Securities and Exchange Commission (the "COMMISSION") for the purpose of registering the issuance of up to E550,000,000 aggregate principal amount of 10.375% Senior Notes due 2011 (the "EXCHANGE NOTES") under the Securities Act of 1933, as amended.

         The relevant Exchange Notes are to be issued in exchange for an equal aggregate principal amount of the Company's outstanding 10.375% Senior Notes due 2011 (the "ORIGINAL NOTES") pursuant to a registration rights agreement among the Company and Goldman Sachs International dated May 16, 2001 (the "REGISTRATION RIGHTS AGREEMENT"). The Registration Rights Agreement is filed as exhibit 4.3 to the Registration Statement.

         The Exchange Notes are to be issued pursuant to the terms of an indenture between the Company and The Bank of New York, as trustee, dated May 16, 2001 (the "INDENTURE"). The Indenture is filed as exhibit 4.1 to the Registration Statement. The Indenture is to be qualified under the Trust Indenture Act of 1939, as amended (the "TRUST INDENTURE ACT"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

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         In rendering the opinion expressed below, we have examined an executed copy of the Indenture. We also have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certifications by officers of the Company and public officials and representations and warranties made in or pursuant to the Indenture by the parties thereto as to matters of fact.

         In rendering the opinion expressed below, we have assumed, without independent verification, that:

         (a) the signatures of persons signing all documents in connection with which this opinion is rendered are genuine and authorized;

         (b) all documents submitted to us as originals or duplicate originals are authentic;

         (c) all documents submitted to us as copies, whether certified or not, conform to original documents and such originals are authentic;

         (d) all parties to the documents reviewed by us are duly organized and validly existing and have full power and authority to execute, deliver and perform their obligations under such documents, that all such documents have been duly authorized by all necessary action on the part of the parties thereto, and that such documents have been duly executed and delivered by such parties; and

         (e) any documents referred to herein and executed by the Company have been duly authorized, executed and delivered pursuant to German law.

         Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that:

         When (i) the Registration Statement has been declared effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act and (iii) the Exchange Notes have been duly executed by the Company and authenticated in accordance with the provisions of the Indenture and issued and delivered against exchange of the Original Notes in accordance with the terms set forth in the prospectus included as part of the Registration Statement, the Exchange Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except as: (a) may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws relating to or affecting creditors' rights generally;
(b) the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (x) the


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possible unavailability of specific performance, injunctive relief or any other equitable remedy and (y) concepts of materiality, reasonableness, good faith and fair dealing.

         We express no opinion as to (i) any provision in any document referred to herein providing for the severability of provisions contained therein, (ii) whether a Federal or state court outside of the State of New York would give effect to the choice of New York law provided for in any of the documents referred to herein, (iii) the subject matter jurisdiction of the District Courts of the United States of America to adjudicate any controversy relating to any document referred to herein, (iv) possible judicial action giving effect to foreign governmental actions or foreign laws and (v) the enforceability of provisions of any document referred to herein to the effect that terms may not be waived or modified except in writing under limited circumstances.

         We point out with reference to obligations stated to be payable in a currency other than United States dollars ("DOLLARS") that (i) a New York statute provides that a judgment rendered by a court of the State of New York in respect of an obligation denominated in any such other currency would be rendered in such other currency and would be converted into Dollars at the rate of exchange prevailing on the date of entry of the judgment and (ii) a judgment rendered by a Federal court sitting in the State of New York in respect of an obligation denominated in any such other currency may be expressed in Dollars, but we express no opinion as to the rate of exchange such Federal court would apply.

         We express no opinion herein other than as to matters of New York law and the federal laws of the United States of America. To the extent that the law of Germany may be relevant to the opinion expressed herein, we have, with your permission, and without having made any independent investigation with respect thereto, assumed the correctness of the opinions of Hengeler Mueller, German counsel to the Company, which opinion has been delivered to you on the date hereof for filing with the Commission as exhibit 5.2 to the Registration Statement.

                                                  Very truly yours,

                                        /s/ Milbank, Tweed, Hadley & McCloy LLP

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